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                                                                    Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Following is a list of all subsidiaries of Luminant Worldwide Corporation:

    -  LWC Operating Corp.
    -  LWC Management Corp.
    -  Potomac I Holdings, Inc.
    -  Multimedia I Holdings, Inc.
    -  RSI Group, Inc.
    -  Align Solutions Corp.
    -  InterActive8, Inc.
    -  BD Acquisition Corp.
    -  Integrated Consulting, Inc.
    -  Free Range Media, Inc.
    -  Align - Synapse Acquisition Corporation
    -  Align - Fifth Gear Acquisition Corporation
    -  Potomac Partners Management Consulting LLC
    -  Multimedia Resources LLC
    -  Resource Solutions International, LLC







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